EXHIBIT 10.18
LEASE MODIFICATION AND EXTENSION AGREEMENT
     This Agreement is dated as of May 12th, 2010 between FIFTH AVENUE PARTNERS, L.P., having an office at 13 East 16th Street, Suite #400, New York, New York 10003 (“Owner” or “Landlord”) and INTERACTIVE THERAPY GROUP CONSULTANTS, INC., a corporation having an address at 19 West 21st Street, New York, NY 10010 (“Tenant”).
Recitals
     A. Landlord is the current owner of the premises having an address at 19 West 21st Street, New York, NY 10010 (“Building”).
     B. Tenant occupies Suite #701 of the Building pursuant to a Lease dated May 23, 2005 between FIFTH AVENUE PARTNERS, L.P., as Landlord, and INTERACTIVE THERAPY GROUP, INC. (which should have been referred to as INTERACTIVE THERAPY GROUP CONSULTANTS, INC.), as Tenant.
     C. The Lease for Suite #701 provides that it shall terminate on July 31st, 2010 unless otherwise renewed or extended.
     D. Landlord and Tenant wish to modify and extend the Lease for an additional term of three (3) years (the “Modification and Extension Period”). Upon payment of Ten ($10.00) Dollars by Tenant to Landlord, the receipt and sufficiency of which is acknowledged, Landlord and Tenant agree that:
          1. The terms of the Lease shall expire on July 31st, 2013 unless sooner terminated pursuant to the provisions of the Lease.
          2. Annual Fixed Rent for Suite #701 for the Modification and Extension Period from August 1st, 2010 through July 31st, 2013 shall be payable as follows:
August 1st, 2010 until July 31st, 2011 — $66,287.20
August 1st, 2011 until July 31st, 2012 — $68,275.81
August 1st, 2012 until July 31st, 2013 — $70,324.08
               Provided Tenant is then in possession of the Premises and is not in default under the terms and provisions of the Lease, and further provided Tenant notifies Owner of its intention to exercise its option in writing via certified mail, return receipt requested, at least six months prior to the expiration of the Lease term then in effect, time being of the essence, Tenant shall have one option to extend the Lease for a period of two (2) years. There shall be no further options. Annual Fixed Rent for Suite #701 for the Option Period from August 1st, 2013 until July 31st, 2015 shall be payable as follows:
August 1st, 2011 until July 31st, 2012 — $72,433.80
August 1st, 2012 until July 31st, 2013 — $74,606.81
               All Rent shall be paid on the first day of each month in advance in equal monthly installments.
          3. Article 69.II.(i) (“SUBLEASING AND ASSIGNMENT”) shall be amended for the Modification and Extension Period to read as follows: “In the event of such subletting or assignment, Tenant shall pay to Owner One Thousand Dollars ($1,000.00) as a fee for same, as well as all reasonable attorneys costs.”
          4. Article 71.1.3 (“REAL ESTATE TAX ESCALATION”) shall be amended for the Modification and Extension Period to provide that the term “Owner’s Basic Tax Liability” shall mean the Taxes attributable to the Land and the Building for the New York City fiscal year 2010/2011, and “Owner’s Base Year” shall mean the New York City fiscal year 2010/2011, commencing on July 1st, 2010.
          5. The following shall be included as Article 78 (“USA PATRIOT ACT”) of the Lease: “Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading With the Enemy Act, 50 U.S.C. App. 1-44, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United States Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).”
          6. The following shall be included as Article 79 (“TENANT’S TELECOMMUNICATIONS RESPONSIBILITIES”) of the Lease: “Tenant acknowledges and agrees that all telephone and other communications services desired by Tenant shall be ordered, installed and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s communication and related equipment, including but not limited to, computers, electronic equipment and devices, switches, routers, modems, cables, conduits, wiring satellite dishes and antennas (“Communication Equipment”) shall be and remain solely within the Tenant’s premises and, if permitted by Landlord in writing, the telephone closet(s) on the floor(s) on which the Tenant’s premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Any installation of Communications Equipment by, or on behalf of Tenant shall be strictly in accordance with all applicable governmental laws, codes, rules and regulations (Governmental Codes”) and Tenant shall maintain same in a safe manner and condition and shall comply with the requirements of all present and future Governmental Codes and regulations of the Board of Fire Underwriters or similar agency for the prevention of fires. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Communication Equipment, or any other infrastructure to which Tenant’s Communications Equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, notwithstanding that such may result from the fault or negligence of Landlord, that Landlord shall have no obligation or liability with respect thereto. It shall be the sole obligation of Tenant, at its expense, to obtain substitute service(s) and notwithstanding anything to the contrary contained herein, Tenant agrees to indemnify and hold Landlord harmless from any claim, liability, loss, damage cost or expense, including attorney fees arising from, or connected therewith. Tenant shall obtain insurance insuring it against any loss, damage, cost or expense it suffers arising from any cessation, interruption, discontinuance or termination of any communication or related service.
          Necessary Service Interruptions
          Landlord shall have the right, without incurring any liability to Tenant, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other Tenants of the Building.

Removal of Equipment, Wiring and Other Facilities
          Any and all Communications Equipment installed in the Tenant’s premises or elsewhere in the Building by, or on behalf of Tenant, shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost and expense. Notwithstanding the aforesaid Landlord shall have the right, upon written notice to Tenant given no later than thirty (30) days prior to the expiration of the Lease term, (or five (5) days prior to earlier expiration) to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, and all communications wiring and related infrastructure, or any selected components thereof, whether located in the Tenant’s premises or elsewhere in the Building.
          New Provider Installations
          Unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable to Landlord to refuse to give its approval:
(i)	Landlord shall incur no expense;

(ii)	Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary;

(iii)	Provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord;

(iv)	Landlord reasonably determines that there is sufficient space;

(v)	Provider agrees to abide by Landlord’s requirements regarding use of existing Building conduits and pipes or use of Building contractors;

(vi)	Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord;

(vii)	Provider agrees to deliver to Landlord detailed “as built” plans;

(viii)	All of the foregoing matters are documented in a written license agreement between Landlord and the provider.
          Limit of Default or Breach
          Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective communications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant’s request for approval, and in that event, Tenant shall have no right to terminate the Lease, entitlement to rent abatement, or any reimbursement for any loss or damage, all of which Tenant hereby waives and releases Landlord from. Tenant’s sole and exclusive remedy and recourse shall be to seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or communications provider shall be deemed a third party beneficiary of this Lease.
          Limitation of Liability for Equipment Interference
          No Communications Equipment, wiring of any type installed by or at the request of Tenant within the Tenant’s premises, on the roof, or elsewhere within or on the Building shall cause interference to any equipment used by another party or tenant and Tenant hereby assumes all liability related to such interference and agrees to indemnify and hold Landlord harmless from any claim, loss damage, cost or expense arising or connected therewith, including reasonable attorney fees. Tenant shall exercise its best efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment. “

          7. Owner shall extend a $3,000.00 Rent credit for painting the Demised Premises to Tenant, to be applied after the work has been performed and Owner or its representative has inspected same.
          8. Except as modified by this Agreement, all other provisions of the Lease shall continue as stated in the Lease for the Modification and Extension Period from August 1st, 2010 to July 31st, 2013, and all base periods for the purpose of computing Additional Rent escalations or charges of any kind shall be measured from the commencement date of the bases to July 31st, 2013 as though the terms of the Lease had always included the Modification and Extension Period.
          9. Except as modified by this Agreement, Tenant shall be required to pay all Additional Rent as stated in the Lease during the Modification and Extension Period.
          10. Execution of this Agreement by the Landlord shall not constitute a waiver of or consent to any default, breach or condition that might ripen into a default or breach and Landlord preserves any right or remedy it may have against Tenant with respect thereto.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above. By executing the within agreement, each party declares and represents he/she has the expressed, apparent and actual authority to bind himself/herself, and bind the entity herein above named. By executing the within agreement each party acknowledges and understands the other party relies and has acted based on the above stated representations.

/s/ Steven Albert
FIFTH AVENUE PARTNERS, L.P.
BY STEVEN ALBERT, GENERAL PARTNER

/s/ John Torrens
INTERACTIVE THERAPY GROUP CONSULTANTS, INC.
FEDERAL ID # 16-1503758 BY: John Torrens TITLE: President DATE: May 21, 2010

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